CODE OF ETHICS

VAN DEN BERG MANAGEMENT I, INC.

DBA CENTURY MANAGEMENT AND CM FUND ADVISORS

September 30, 2016

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their Supervised Persons, as defined in this Code, and requires those Supervised Persons to comply with the Federal Securities Laws, as defined in this Code. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by Van Den Berg Management I, Inc. d/b/a Century Management and/or CM Fund Advisors (the “Advisor”), in its role as investment advisor to the CM Advisors Family of Funds (the “Trust”), a registered investment company consisting of several series (each series a “Mutual Fund”), and in its role as investment advisor to separately managed accounts.

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our clients.

We are fiduciaries to our clients. As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients. Our clients’ interests are paramount to and come before our personal interests. Our Access Persons, as defined in this Code, and Supervised Persons are also expected to behave as fiduciaries with respect to our clients. This means that each must render disinterested advice, protect client assets (including nonpublic information about a client or a client’s account) and act always in the best interest of our clients. We must also strive to identify and resolve fairly conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of the Advisor must not:

•	employ any device, scheme or artifice to defraud a client;

•
make to a client or any investor or prospective investor in any of the Mutual Funds managed by the Advisor any untrue statement of a material fact or omit to state to a client or any investor or prospective investor in any of the Mutual Funds managed by the Advisor a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•
engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client or any investor or prospective investor in any of the Mutual Funds managed by the Advisor;

•	engage in any manipulative practice with respect to a client or any investor or prospective investor in any of the Mutual Funds managed by the Advisor;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the Advisor’s Chief Compliance Officer (the “CCO”).

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.
Access Persons include: (1) officers of the Advisor; (2) any Supervised Person of the Advisor who (a) has access to nonpublic information regarding any client’s purchase or sale of securities, (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic, or (c) has access to nonpublic information regarding the portfolio holdings of any of Reportable Fund; and (3) any other person who the CCO determines to be an Access Person. For purposes of this Code, Century Management has determined that all full-time employees are Access Persons.

B.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

C.	Chief Compliance Officer or CCO means the Advisor’s CCO, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

D.	Client Account is a client account that is managed by the Advisor.

[1]
Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. A list of relevant compliance manuals is attached as Appendix A. Access Persons and Supervised Persons are required to comply with relevant compliance procedures, whether or not listed.

E.
Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) the Company Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Investment Personnel include the Advisor’s principals, portfolio managers, analysts and traders.

H.
Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by the Advisor or any Private Fund are included in the term Limited Offering.

I.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

J.
Reportable Fund means: (1) any registered investment company advised by the Advisor; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Advisor. Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

K.
Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”,2 is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

L.
Security Held or to be Acquired means (1) any security which, within the most recent 15 days: (a) is or has been held by a Client; or (b) is or has been considered by the Advisor for purchase by a Client; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

M.	Supervised Person of the Advisor means any partner, officer, director, or employee of the Advisor; and any other person who provides investment advice on behalf of the

[2]
Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

Advisor and is subject to the supervision and control of the Advisor. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.
Approved Brokerage Accounts. Access Persons are required to custody their securities account or accounts at a custodian approved by Advisor. The following custodians have been approved by Advisor: Charles Schwab & Company, Fidelity Investments, Wells Fargo Advisors, Pershing and T.D. Ameritrade. Each Access Person’s securities account or accounts (“Access Person Accounts”) must be linked under the Advisor’s master custody account or in the alternative, the CCO must receive quarterly reports from the custodian indicating all holding and securities transactions for covered securities within 30 days following each quarter. In addition, Access Persons with accounts that have securities other than mutual funds are required to engage the Advisor to manage the Access Person’s account, unless the Access Person receives written approval from the Advisor’s President (“President”) or CCO. Accordingly, trades for Access Person Accounts will be made through one of Advisor’s authorized traders (a “Trader”) pursuant to the Advisor’s management of the account. For purposes under this Code, the term “Discretionary Managed Access Person Account” shall mean an Access Person Account for which the Access Person has given the Advisor discretionary investment authority over such Access Person Account.

Note: On a case-by-case basis, the President or CCO may make exceptions from the custody requirement or the requirement that an Access Person’s account be managed by the Advisor. In such an event, the Access Person’s account shall be considered to be a “Non-Managed Access Person Account.”

B.
Blackout Period. The price paid or received by a Client Account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

(1)
No Access Person shall enter an order for his or her own account for the purchase or sale of a Reportable Security on a day during which any Client Account has a pending buy or sell order in the same Reportable Security until after the Client’s order is executed or withdrawn; and

(2)
No Investment Personnel may buy or sell a Reportable Security within 1 business day before or after an account of a Client trades in the same Reportable Security unless the CCO determines that it is clear that, in view of the nature of the security and the market for such security, that the order will not affect the price paid or received by the Client.

The following are exemptions from the above Blackout Period restrictions:

(1)
Bunch Trade Exemption. A Trader may include Discretionary Managed Access Person Accounts making a trade in the same Reportable Security on the same day through the same broker as a Client Account in broker-specific, bunched purchase or sell orders with Client Accounts if the trade is placed through the Advisor’s trading desk as part of a bunch/block order consistent with the Advisor’s “Guidelines and Procedures with Regard to the Bunching of Securities Transactions” (the “Bunched Trade Guidelines”). Broker-specific bunched orders will be placed by the Trader so that, over time, no group of accounts is systematically advantaged or disadvantaged by the timing of the executions. If an entire bunched order is not filled, then the Trader will allocate the fills in accordance with Section 5 of the Bunched Trade Guidelines, which provides, among other things, that (i) prices of trades for broker- specific bunched orders are averaged and accounts in the same order receive the same price; (ii) commissions for accounts in a broker-specific bunched order are charged in accordance with the broker’s policy, provided that if the bunched order receives a single commission then the commission will be paid pro rata by all accounts; and (iii) if a broker-specific bunched order is only partially filled, Access Person accounts are the last to receive shares or sell shares. A copy of the Bunched Trade Guidelines is attached as Exhibit J. This exception is designed to permit Access Persons and Investment Personnel with Discretionary Managed Access Person Accounts to purchase and sell the same security in bunch trades with the Client Accounts. This exception is only available to Discretionary Managed Access Person Accounts.

(2)
Same Day Trading Safe Harbor Exemption. If the Advisor completes purchase orders for a security for Client Accounts pursuant to a given instruction by the Advisor’s various portfolio managers, and the Advisor does not at that time intend to purchase anymore of the security for client accounts for that particular round or level of trading, then the Advisor may purchase the security for Access Person Accounts. If the Advisor completes sell orders for a security for Client Accounts pursuant to a given instruction by the Advisor’s various portfolio managers, and the Advisor does not at that time intend to sell anymore of the security for client accounts for that particular round or level of trading, then the Advisor may sell the security for Access Person Accounts. In some instances, trading of the same securities for Access Person Accounts may occur on the same day as additional trading for Client Accounts because the Advisor cannot anticipate factors beyond its control, such as allocations for Client Accounts that are comprised primarily of new accounts, or due to portfolio allocation adjustments needing to be made to existing Client Accounts given large deposits, withdrawals or the removal of trading restrictions to or from said accounts. Access Person Accounts will typically be traded late in the trading day thus giving time to ascertain if any Client Accounts requires the purchase or sale of the same security. This policy is designed to permit Access Person Accounts (including Access Person Accounts of Investment Personnel) to purchase or sell securities after purchases or sales of the same security for Accounts are completed. This exception is not available to Non-Managed Access Person Accounts.

(3)	Reportable Fund Exemption. Any Access Person may purchase and sell shares in a Reportable Fund. Both Access Person Accounts and Non-Managed Access Person Accounts may use this exception.

C.
IPO and Limited Offering Restrictions. No Access Persons may acquire, directly or indirectly, any Beneficial Ownership in any security issued as part of an IPO or a Limited Offering, without prior approval of the CCO on a form similar to the form attached as Exhibit A. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with the Advisor or his or her activities on behalf of a Client. If pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

D.	Short Term Trades. Access Persons may not profit from the purchase and sale or sale and purchase of a security within a 60 calendar day period, unless the transaction was authorized by the CCO.

E.
Gift Policy. Access Persons must not give or accept gifts of more than a de minimis value (currently $500 or less) from any entity doing business with or on behalf of the Trust, a Reportable Fund or the Advisor, unless pre-approved by the CCO on a form similar to the form attached as Exhibit H.

F.
Political Contributions. Access Persons must receive approval from the CCO for any political contribution exceeding $350 in an election in which an Access Person can vote, or exceeding $150 in an election in which an Access Person cannot vote. In order to ensure compliance with applicable “Pay to play” restrictions under the Advisers Act, all political contributions of any amount be reported to the CCO. Please refer to the policies and procedures related to political contributions in the Advisor’s compliance manual. A Political Contribution Preclearance Request Form can be found in Exhibit G.

G.
Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or the Advisor or which would impair their ability to discharge their duties with respect to the Advisor or its Clients.

H.
Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I.
Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, information barrier procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with the Advisor or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision.

J.	Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a single company without prior approval of the CCO.

K.
Other Trading Exemptions. The trading restrictions in this Section 3 shall not apply to the following transactions unless the CCO determines that such transactions violate the spirit of Section 1 of the Code:

(1)	Purchase, sales or other transactions effected in any account over which such person has no direct or indirect influence or control;
(2)	Purchases that are part of an automatic dividend reinvestment plan;

(3)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(4)	The following de minimis transactions; provided such Access Person has no prior knowledge of activity in such security in a Client Account:
 (i)  For any fixed income security, up to an aggregate of $100,000 principal amount within any 30 consecutive day period;
 (ii) For any publically traded equity security, with a market capitalization of at least $1 billion, up to an aggregate of 1000 shares within any 30 consecutive day period.

L.
Forfeitures. If there is a violation of paragraphs B, C, D or J, above, the CCO may determine whether any profits should be forfeited and may be paid to a charity or one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

M.
Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person for making such a report in good faith.

N.
Case by Case Waivers. Since no written policy can provide for every possible contingency, the CCO, in his or her sole discretion, may grant waivers from the restriction on trading set forth in this Section 3 in response to prior written requests on a case-by-case basis. Waivers will only be granted in those cases in which the CCO determines that granting the request does not create a conflict of interest or violate the principles of this Code. The CCO shall maintain a written record of any such waiver granted.

4.	Procedures

A.	Required Reports.

(1)
Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the forms attached: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person (Exhibit B); and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted (Exhibit C).

Holdings reports must contain the following information:

(a)
the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)
the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

An Access Person may submit a copy of a brokerage statement containing all required information in substitution for the Holdings Report Form. Access Persons must either sign and date the brokerage statements or sign and date a form identifying the brokerage statements provided to the CCO or designee. To the extent that a brokerage statement lacks some of the information otherwise required to be reported, you may submit a Holdings Report Form containing the missing information as a supplement to the brokerage statement.

(2)
Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non- excepted Reportable Securities in the form attached as Exhibit D.

Transactions reports must contain the following information:

(a)
the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

B.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.A. apply to all transactions in Reportable Securities other than:

(1)
transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control and such Access Person has complied with the obligations under subsection 4.C below.

C.
Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Reportable Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary. A sample form of brokerage letter is attached here at Exhibit E. Account statements are not required for accounts over which an Access Person does not have “direct or indirect influence or control” under Rule 204A-1(b)(3)(i) of the Advisers Act, provided that, upon the initial reporting of such accounts and thereafter on a quarterly basis, the Access Person certifies that he or she does not have direct or indirect influence or control. In the event the discretion over the account changes such that the Access Person has direct or indirect influence or control, the Access Person must promptly report to the CCO and begin providing quarterly account statements.

An Access Person will generally be deemed to have “direct or indirect influence or control” over any account in which he or she:

1)	Directs the purchases and/or sales of investments;

2)	Suggests purchases and/or sales of investments to the trustee or third- party discretionary manager; or

3)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. The Advisor will conduct additional due diligence to determine whether the Access Person may have any direct or indirect influence or control over the investment decisions of such accounts, which may include:

1)	Evaluating the relationship between the Access Person and the person managing the account;

2)	Requesting completion of periodic certifications by the Access Person or third party managers regarding the Access Person’s influence over the account;

3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

4)	Periodically requesting statements for accounts managed by third-parties where there is no identified direct or indirect influence or control over the investment decisions in the accounts.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

D.
Prohibition on Self Pre-clearance. No Access Person shall review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the President or CFO will perform such actions as are required of the CCO by this Code.

5.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access and Supervised Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person and Supervised Person shall make the certification contained in Exhibit F. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.

6.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.
Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the President and/or the Advisory Committee, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or the Advisory Committee, as applicable.3

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.
Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the President or CCO.

E.
Reporting to the Trust’s Review Officer. At least quarterly, the Compliance Officer (or his or her delegate) shall furnish the Trust’s Review Officer with a report with respect to any violations of this Code of Ethics or the Trust’s Code of Ethics involving the Trust or Fund, any procedures or sanctions imposed in response to the violations and such other information as may be requested by the Trust’s Review Officer.

F.	Reporting to Board. At least annually, the Advisor shall furnish to the Trust’s Board of Trustees a written report that:

(1)
Describes any issues arising under the Code of Ethics or procedures since the last report to the Trust’s Board of Trustees relating to the Trust or the Fund, including, but not limited to, information about any violations of the Code of Ethics or procedures and sanctions imposed in response to the violations; and

(2)	Certifies in the form provided in Exhibit I (or a similar form) that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

7.	Recordkeeping and Review

This Code, a record of all certifications of an Access and Supervised Person’s receipt of the Code or any amendments thereto, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Advisor’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

[3]	To the extent that the President also serves as CCO, no such report or approval will be required.

APPENDIX A

Reportable Funds

The CM Advisors Family of Funds, consisting of three series:

CM Advisors Fund
CM Advisors Small Cap Value Fund
CM Advisors Fixed Income Fund

Relevant Compliance Procedures

Van Den Berg Management I, Inc. d/b/a Century Management Investment Advisor Compliance Manual

EXHIBIT A

CENTURY MANAGEMENT AND CM FUND ADVISORS

Sample Personal Trading Request and Authorization Form

Access Person Name:

Person on Whose Behalf Trade is Being Done (if different):

Broker:	Brokerage Account Number:

Reportable Security:
Company Name, Type of Security

Ticker Symbol or CUSIP:

Number of Shares or Units:	Price per Share or Unit:

Approximate Total Price:	Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.1

a.m.
p.m
CCO	Date	Time

[1]
All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

EXHIBIT B

CENTURY MANAGEMENT AND CM FUND ADVISORS

Sample Initial Holdings Report

EXHIBIT C

CENTURY MANAGEMENT AND CM FUND ADVISORS

Sample Annual Holdings

EXHIBIT D

CENTURY MANAGEMENT AND CM FUND ADVISORS

Sample Quarterly Code of Ethics

EXHIBIT E

Sample Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No. _______________________ Account Name ___________________________

Dear [Broker Name],

As of [Date], please send to Century Management, a duplicate confirmation of each transaction in the above-named account and a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

Century Management
c/o 1330 St. Mary’s Street
Suite 400
Raleigh, NC 27605
Attention: Chief Compliance Officer

Thank you for your prompt attention to this matter.

Sincerely,

[Access Person]

cc: Chief Compliance Officer

EXHIBIT F

CENTURY MANAGEMENT AND CM FUND ADVISORS

Receipt of Code of Ethics

This form must be completed by each Access Person within 10 days of becoming an Access Person;
and
upon receipt of any amendment.

I hereby acknowledge receipt of Century Management’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I

(1)	recently have read/re-read the Code (including any amendments thereto);

(2)	understand the Code; and

(3)	recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:
(Please print or type clearly)

Signature:

Date:

EXHIBIT G

CENTURY MANAGEMENT AND CM FUND ADVISORS

Political Contribution Pre-clearance Request

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of Century Management you are generally permitted to contribute:

(i)	up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)	up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. Only one political contribution request per form.

IMPORTANT INFORMATION:	Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor:

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

Level of Office (i.e., city, county, state, federal):
Municipality:
Amount of Intended Contribution:
Signature of Associate:
Date Submitted:

COMPLIANCE USE ONLY

______ Approved ______ Not Approved

Signature of CCO:

Date of Review:

EXHIBIT H

CENTURY MANAGEMENT AND CM FUND ADVISORS

Gift Reporting Form

Submitted by:
Date:

Description:

Approximate Value:
Given by:	Organization:

Employee Signature

Approved: __Yes ____No

Signature:
Chief Compliance Officer

EXHIBIT I

CENTURY MANAGEMENT AND CM FUND ADVISORS

ANNUAL CERTIFICATION

The undersigned hereby certifies on behalf of Van Den Berg Management I, Inc. d/b/a., dba Century Management and CM Fund Advisors (the “Advisor”) to the Board of Trustees of CM Advisors Family of Funds pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940, and pursuant to Section VI.D.(2) of the Advisor’s Code of Ethics, that the Advisor has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Date:
Compliance Officer

Print Name

EXHIBIT J

CENTURY MANAGEMENT AND CM FUND ADVISORS

GUIDELINES AND PROCEDURES WITH REGARD TO THE BUNCHING OF SECURITIES TRANSACTIONS

1.
Overview. Van Den Berg Management I, Inc., dba Century Management and CM Fund Advisors (the “Advisor”) may seek to aggregate trades in the same security being made at the same time for multiple client accounts, including a series of the CM Advisors Family of Funds (the “Trust”) (hereinafter referred to as “bunching”). The Advisor selects brokers for bunched trades in accordance with its obligation to obtain best execution for client accounts, which is a combination of price, quality and other factors.

2.
Aggregation of Orders. The Advisor may seek to aggregate open orders in the same direction (e.g., buy or sell) in the same security during each trading day. Orders that have not been fully executed at the end of the day will be closed, and new orders must be placed by portfolio managers on the next trading day if they wish to fill the unexecuted portion of the order.

Note: In some cases, client accounts may be excluded from bunched trades due to legal or regulatory concerns, or client restrictions. For example, an ERISA account may, due to prohibited transactions concerns, be prohibited from trading through a broker-dealer through which the Advisor conducts a bunched trade for other accounts.

3.
Allocation Statement. Accounts participating on a ticket for a bunched order will be recorded on an “Allocation Statement.” Average pricing is used for all accounts participating on an aggregated ticket. Brokerage commissions will be determined based on the broker’s policy for bunched trades. Accordingly, different accounts may pay different commission rates based either on the size of an account’s position, the minimum ticket charges applied by the broker, or both.

4.	Timing of Allocation. The Advisor will allocate executed orders at the end of each trading day among all of the accounts participating in the aggregated order.

5.	Unfilled Orders. The Advisor’s policy for unfilled orders is to allocate purchased or sold shares to accounts based on need. Accordingly, in preparing each Allocation Statement, the Advisor will:

(a)	Rank all accounts participating in the bunched order (“Participating Accounts”) based on the Participating Accounts’ overall equity exposure percentage (the “Equity Exposure Rankings”); and
(b)	Rank all Participating Accounts based on their exposure percentage for the particular security being purchased or sold (the “Security Exposure Rankings”).

If an order is not completely filled in one trading day, the Advisor will allocate the executed portion of the aggregated order using one of the following methods:

(i)
In accordance with Equity Exposure Rankings (for purchases, Participating Accounts with the lowest equity percentage would receive shares first and for sales, Participating Accounts with the highest equity percentage would sell shares first);

(ii)
In accordance with Security Exposure Rankings (for purchases, Participating Accounts with the lowest percentage position in the subject security would receive shares first and for sales, Participating Accounts with the highest percentage position in the subject security would sell shares first); or

(iii)	On a pro rata basis among all Participating Accounts, based on the relative dollar values of their orders.

The Advisor’s trader will determine which of the foregoing methods to use for a particular unfilled trade by reviewing Participating Account needs based on relative Equity and Security Exposure Rankings. Notwithstanding the foregoing, if any Access Person’s (as such term is defined in the Advisor’s Code of Ethics) account participates in a bunched trade that is only partially filled, the Access Person’s account will be the last to receive shares or sell shares.

Exceptions. Exceptions to this allocation policy may be made from time to time by the Advisor. For example, in cases where only a small portion of the total order is obtained on a given trading day, an exception may be made if the small amounts of securities an account would receive under the selected allocation method would not make a meaningful contribution to any account's portfolio structure or diversification. In addition, the Advisor may, in the trader’s discretion, decide to allocate partial fills to Participating Accounts by highest or lowest cost of their existing positions in the subject security, or by the order of last date or last price received by Participating Accounts in the subject security.

6.
Initial Public Offerings (IPOs). The Advisor may allocate IPO shares to eligible accounts that have an investment objective and strategy that is consistent with purchase of the issue. Allocation of IPO shares received will be on a pro rata basis, based on the size of the accounts participating in the bunched order, or such other method determined by the Advisor to be fair to eligible accounts over time. When the small amounts of securities that would result from the determined allocation methodology would not make a meaningful contribution to the account's portfolio structure or diversification, such securities may be (in the Advisor’s discretion) allocated on a rotating or other basis determined by the Advisor to be fair to eligible accounts over time.

7.	Procedures.

a.	The Advisor shall disclose its aggregation policy in its Form ADV;
b.	To the extent that the policies and procedures set forth herein involve the Trust, the policies and procedures set forth herein will be subject to the approval of the Trust’s Board of Trustees;
c.	The Advisor and its investment personnel will effect aggregated transactions only when it or they believe that to do so is:

(i)	in the best interest of the series of the Trust and the other advisory accounts;

(ii)	consistent with the duty of the Advisor to seek best execution (which includes best price); and

(iii)	consistent with the terms of the investment management agreement for each investment account.

d.
The net unit price of securities purchased or sold in an aggregated order shall be at the average share price for all transactions of the accounts in that security on a given business day, with all transaction costs shared on a pro rata basis;

e.
A ticket will be prepared detailing the pre allocation and the executed trade arrangement. The books and records of the Advisor will separately reflect, for each investment account for which orders are bunched, the securities held by, bought or sold for that account.

f.	If an order is filled in its entirety, it will be allocated among clients in accordance with the Allocation Statement;

g.
If the order is not filled in its entirety, it will be aggregated in accordance with the policy and procedure described in Section 5 above. If the bunched order included a series of the Trust, the Advisor shall report any material exception(s) to the allocation policy and procedure to the Advisory Committee;

h.	All trades will be allocated by the end of the trading day;

i.	The Advisor will receive no additional compensation for providing allocation of trade services;

j.	Individual advice will always be given to each advisory client; and

k.	The Advisory Committee will review the above policies and procedures as it deems necessary.